OPTION AGREEMENT

THIS OPTION AGREEMENT made as of the 24 day of September 2003

BETWEEN:

Byard MacLean, a businessman having an office at 1274 West Pender Street, Vancouver, British Columbia, V6E 2S8

(hereinafter referred to as “MacLean“)

OF THE FIRST PART

AND:

Zena Capital Corp. and it’s wholly owned subsidiary Rock Creek Minerals Ltd. having offices at #604 – 750 West Pender St., Vancouver, British  Columbia V6C 2T7

(hereinafter collectively referred to as "the Company”)

OF THE SECOND PART

WHEREAS:

A.

MacLean has all legal and beneficial title to certain mineral properties located in the Greenwood Mining Division, near the village of Bridesville and is centered approximately at Latitude 49 01’ 45” North and Longitude 119 07’ 0” West on NTS map sheet 82E/3E (the “Claims”) more properly described in Appendix D.

B.

 MacLean has agreed to grant an option  to the Company to acquire an undivided 100% legal and beneficial interest in the Claims on the terms and conditions contained in this Option Agreement (the “Agreement”), subject to a 20% net profits royalty ..

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT for and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

A

Grant of Option

A.1

MacLean hereby irrevocably grants to the Company an o ption (the “Option”) to purchase up to a 100% legal and beneficial  interest in the Claims on the terms and conditions set out in this Agreement free and clear of any and all liens, encumbrances and charges save as specified herein.

B

Definitions

In this Agreement the following terms have the following meaning:

B.1

“Commercial Production” means

(i)

if a mill is constructed in Phase 3, the last day of the first period of 30 consecutive days during which ores from the Claims have been processed through the mill at an average rate of not less than 60% of the initial rated capacity of such mill or

(ii)

if no mill is constructed in Phase 3, the last day of the first period of 30 consecutive days during which ore has been shipped from the Claims on a reasonable quantity basis for the purpose of earning revenue.

B.2

“Program” means the work plan and budget of Mining Operations.

B.3

“Production Notice” means a notice given to the Management Committee by the Operator that includes a work plan and budget that recommends commencing C ommercial P roduction from the Claims.

B.4

“Mining Operations” means every kind of work done by the Operator on or in respect to the Claims by or under the direction of the Management Committee including but not limited to investigating, prospecting, exploring, developing, property maintenance, preparing reports, estimates, and studies, designing, equipping, improving, surveying, construction, rehabilitation, reclamation, and environmental protection.

B. 5

“Net Profits Royalty” means a royalty on Net Profits as defined in Appendix C attached.

1.

Terms of Option

1.1

The Option will be based on a three phase program of exploration and “earn-in” by the Company.  In order to exercise the Option and maintain such in good standing and in full force and effect, the Company shall:

(i)

Incur up to $40,000 on a Phase 1 program of exploration described in Appendix B (of which $10,000 will be on account of an option payment to Bill Inverarity as set out in the December 26, 2002 agreement between Bill Inverarity and MacLean listed in Appendix A) which will earn the Company an undivided 30% working interest in the Claims.  The $40,000 is to be spent by the Company prior to the TSX Venture Exchange (the “Exchange”) approval to the transaction and is to be funded as to $25,000 as permitted by section 8.5(b) of Policy 2.4 of the Exchange and as to $15,000 as part of due diligence expenditures by the Company to be incurred on the Claims. The parties hereby confirm and agree that the Phase 1 program has as of the date of this Agreement been completed under the guidelines outlined and the Company has earned an undivided 30% working interest in the Claims.

(ii)

Subject to the completion of Phase 1, the Company shall have the option to expend up to a further $200,000 on a Phase 2 program on the Claims consisting of exploration, development and equipment purchases as set out in Appendix B (of which $25,000 will be on account of an equipment purchase payment to Bill Inverarity as set out in the December 26, 2002 agreement between Bill Inverarity and MacLean listed in Appendix A) which will earn the Company a further undivided 20% working interest in the Claims thereby bringing the total interest held by the Company to an undivided 50% working interest in the Claims. The Company will be entitled to at least a 100% payback of its expenditures from Net Profits (as defined in Appendix C) derived from the Claims on completion of Phases 1 and 2 while still maintaining its 50% interest.  Phase 2 of exploration shall be based upon a qualified engineering report (recommending the expenditure of $200,000) and will be subject to Exchange approval. If such recommendation is not forthcoming then th e Company’s entitlement to increase its undivided working interest in the Claims is terminated provided that the remaining terms of this Agreement shall continue in full force and effect unamended.

(iii)

Subject to the completion of Phase 2, the Company shall have the option to spend a further $550,000 on a Phase 3 program of exploration, development and property royalty payment as set out in Appendix B which will earn the Company a further undivided 50% working interest in the Claims thereby bringing the Company’s interest in the Claims to a 100% legal and beneficial ownership subject to a 20% Net Profits Royalty (as defined in Appendix C) payable to MacLean after the Company achieves a payback of all of its expenditures on the Claims (totaling $790,000 after Phase 3). The Phase 3 program shall be based upon a qualified engineering report recommending the expenditure of up to $460,000. If such recommendation is not forthcoming then th e Company’s entitlement to increase its undivided working interest in the Claims is terminated provided that the remaining terms of this Agreement shall continue in full force and effect unamended. The Company must elect to fund Phase 3 within 1 month of receiving a qualified engineering report recommending the expenditure of up to $460,000 (which excludes any property royalty payment). Such report must be received within one month of completing Phase 2 , p rovided that the completion of Phase 2 shall not be deemed to have occurred until the Company has received all data necessary to complete the report. If the Company is unable to fund the full amount of the expenditure for Phase 3 within three months from the date that it elected to continue to fund , then th e Company’s entitlement to increase its undivided working interest in the Claims is terminated provided that the remaining terms of this Agreement shall continue in full force and effect unamended.

(iv)

Having completed the expenditures required by Phase 1, should the Company decide not to complete the expenditures for Phase 2, then the Company’s interest will be converted to a carried Net Profits Royalty of 30% which will be subject to reduction in the following stages based upon additional expenditures on the Claims by MacLean since the date of this agreement :

(i)

should MacLean spend an additional $40,000 on the Claims then the Company’s carried Net Profits Royalty will reduce to 15%;

(ii)

should MacLean spend an additional $100,000 on the Claims (inclusive of the previous $40,000)  then the Company’s carried Net Profits Royalty will reduce to 7.5%;

(iii)

should MacLean spend an additional $200,000 on the Claims (inclusive of the previous $100,000) then the Company’s carried Net Profits Royalty will reduce to 5%; and

(iv)

should MacLean spend an additional $350,000 on the Claims (inclusive of the previous $200,000) then the Company’s carried Net Profits Royalty will reduce to 2.5%

The foregoing reduction will take place only upon each expenditure milestone being met in full by MacLean.  After completing Phase 1 in no event can the Company’s carried Net Profits Royalty in the Claims be reduced below 2.5%.  After completing the expenditures required by Phase 2 should the Company decide not to complete the expenditures required by Phase 3 then the Company’s interest will be converted to a carried Net Profits Royalty of 50% and will be subject to reduction by dividing the Company’s expenditures on the Claims to the end of Phase 2 by the total expenditures on the Claims by the Company and MacLean since the date of th is Agreement and multiplying by the Company’s then held interest (being a 50% Net Profits Royalty) provided that if the Company completes Phase 2 in no event can its Net Profits Royalty be reduced to less than 10%.

For clarification purposes only in respect of the Company having completed Phase 2:

Upon completion of Phase 2 the Company will have spent at least $240,000 and the reduction is calculated on the basis of $240,000 divided by ($240,000 plus MacLean’s subsequent total expenditures) times 50%.  Any total expenditure by MacLean subsequent to the Company’s election not to proceed past Phase 2 in excess of $960,000 will not reduce the Net Profits Royalty of the Company below 10%.

If the Company holds either of the foregoing minimum Net Profits Royalties, then the 2.5 % Net Profits Royalty can be purchased by MacLean for the greater of $40,000 or the amount actually incurred by the Company on Phase 1 expenditures and the 10% Net Profits Royalty can be purchased by MacLean for the greater of $240,000 or the amount actually incurred by the Company on Phase 2 expenditures. These payments to purchase the aforementioned Net Profits Royalt ies are exclusive of any proceeds received by the Company from Phase 1, 2 or 3 exploration, bulk sampling or production work.

1. 2

Any net proceeds derived from the Claims (after underlying third party royalty payments are made) as a result of the Phases 1 and 2 program, will firstly be paid to the Company, up to the aggregate amount of funds expended by the Company on the Claims including payments made to Bill Inverarity to that point in time.  The balance of any net proceeds derived there from will be used to fund the Phase 3 program plus the property royalty payment of $90,000 as expressed in Appendix B, up to a maximum of $550,000, unless the Company elects not to proceed with Phase 3.  If the Company elects not to proceed with Phase 3, then the balance of funds, after repaying the Company the aggregate amount of funds expended by the Company on Phases 1 and 2 including payments made to Bill Inverarity , will be paid 50% to the Company and 50% to MacLean provided that MacLean hereby acknowledges that, at the date of this agreement, 37.5% of this future amount is beneficially owned by Roy Brown by a separate agreement between these two parties.  If the Company elects to proceed with Phase 3, then the balance of the funds derived from Phases 1 and 2, after repaying the Company the funds expended on Phases 1 and 2 (including payments made to Bill Inverarity) (i.e. a minimum of up to $240,000) will be used to fund Phase 3 plus the property purchase payment of $90,000 as expressed in  Appendix B (thereby bringing the total expenditures up to an additional minimum of $550,000).  If there remains excess funds derived from Phases 1 and 2 after repaying the Company up to the $550,000 plus any overruns the Company expended on Phase 3 and for the property royalty payment, then 40% of the excess funds derived from Phases 1 and 2 will be paid to the Company and 60% of the excess funds will be paid to MacLean.  MacLean hereby acknowledges that, at the date of this A greement, 37.5% of this future amount is beneficially owned by Roy Brown by a separate agreement between these two parties.

1. 3

The Company will pay MacLean a 20% Net Profits Royalty ( as to 62.5% of the 20% to MacLean and 37.5% of the 20% to Roy Brown ) on any Net Profits derived from Phase 3 and Net Profits derived after Phase 3.  The Company or its nominee may purchase such 20% Net Profits Royalty Royalty from MacLean after completion of Phase 2 and before Phase 3 is commenced for $400,000 (payable $2 5 0,000 to MacLean and $1 5 0,000 to Roy Brown).  Should the Company elect to purchase the 20% Net Profits Royalty, the Company will have 60 days from the date of election to fund such purchase.  Any time after Phase 3 is commenced, the 20% Net Profits Royalty may be purchased by the Company from MacLean for the lesser of 20% of the then net present value of the Claims (as determined by an independent valuator) and 20% of a 3rd party arms length offer to purchase the Claims provided that the 3rd party arm’s length offer to purchase is not less than 80% of the then net present value (as determined by an independent valuator).

2.

Financing / Sponsorship

2.1

MacLean acknowledges that the Company is listed on the Exchange as a capital pool company, and as such the Company is required, within a specified time frame, to acquire an asset of merit and to meet the minimum listing requirements of the Exchange (a “Qualifying Transaction”). In this regard the Company’s acquisition of the Option and an interest in the Claims is to serve as the Company’s Qualifying Transaction.

2.2

To facilitate the Company’s Qualifying Transaction the Company and MacLean will collectively use their best efforts to complete a public or private equity financing by the Company of approximately $300,000, provided that the final amount and pricing of the financing will be subject to Exchange approval. The Company agrees that it will use its best efforts to raise sufficient capital (approximately $300,000), which when added to the Company’s existing cash balance (approximately $120,000), will be sufficient to complete the Qualifying Transaction, within 30 days of Exchange approval, thereto such that the Company shall have sufficient funds to implement Phase 2 exploration by the Company on the Claims, cover operating overheads for at least 12 months from Exchange approval and have unallocated working capital of at least $100,000 so as to satisfy the Exchange’s policy on minimum listing requirements for Tier 2 resource companies.

3

Due Diligence Commitment / Expenses

3.1

It is acknowledged by MacLean that it is essential the Company be provided and MacLean does hereby agree to provide the Company with any and all documents and agreements and other information in order for the Company to complete its due diligence review of the Claims and for the Company to prepare documentation to be filed with the Exchange in order for the Option and the Company’s acquisition of an interest in the Claims to serve as the Company’s Qualifying Transaction.  This includes, but is not limited to, all underlying agreements in respect of the Claims and documents evidencing that at least $100,000 has been spent on the Claims in the last 3 years as required by the Exchange or that the Claims constitute an “Advanced Exploration Property” as defined in Policy 1.1 of the Exchange.

3.2

It is also acknowledged by MacLean that other due diligence materials, including a business plan, may be required in connection with the Company’s Qualifying Transaction.  Accordingly, MacLean agrees to use his best efforts to support the preparation of such materials and documents.

3.3

MacLean agrees to serve the Company as a senior officer and/or director should he be requested to do so by the Company.

4.

Representations and Warranties of the Company

4.1

The Company (which for the purposes of subsections ii, iv, v, viii and x below do not include Rock Creek Minerals Ltd.) represents and warrants to MacLean that:

it is a valid and subsisting corporation duly incorporated and in good standing under the laws of the Province of British Columbia;

(ii)

It is a “reporting issuer” under the BC Securities Act and the Alberta Securities Act;

(iii)

entering into this Agreement does not and will not conflict with, and does not and will not result in a breach of, any terms of its incorporating documents or any agreement to which the Company is a party;

(iv)

its common shares are currently suspended from trading on the Exchange, subject to the completion of a Qualifying Transaction;

(v)

the Company presently has a total of 3,667,500 fully paid common shares issued and outstanding. There are 272,500 outstanding incentive stock options to directors and an officer of the Company to acquire shares in the capital of the Company at the price of $0.15 per share;

(vi)

the Company is up to date with respect to the filing of annual reports with the Registrar of Companies , British Columbia;

(vii)

the Company is not a party to or subject to any outstanding judgements, lawsuits or proceedings and there are no pending lawsuits or proceedings;

(vii i )

the directors and officers of the Company are set out in the below table:

NAME	FUNCTION
Kevin Hanson	Director
Terry Amisano	Director and President
Alan Crawford	Director
Brian Hanson	Secretary and Chief Financial Officer

(ix)

the Company holds all necessary permits, licenses and authorities to operate its business in British Columbia;

(x)

the Company has a minimum cash balance of $120,000 net of liabilities of any nature, as of the date of this Agreement.

5.

Representations and Warranties of MacLean

5.1

MacLean represents and warrants to the Company that:

(i)

entering into this Agreement does not and will not conflict with, and does not and will not result in a breach of any agreement to which MacLean is a party and MacLean has obtained all third party approvals necessary for him to enter into or to be bound by the terms of this Agreement.

(ii)

MacLean, to the best of his knowledge after reasonable due diligence, has all legal and beneficial title to the Claims subject only to certain property payments and royalty payments on production (being a minimum yearly advance royalty payment of $4,000, commencing July 21, 2003, to a maximum of $300,000 and the payment of $5.00 per tonne of barite sold from the high grade Phase 2 target area all as disclosed in the Agreement s listed in Appendix A ) and that the Claims are not subject to any other commitments, payments, royalties, liens, encumbrances or charges.  MacLean hereby grants to the Company the exclusive right and option to acquire up to a 100% undivided right, title and interest in and to the Claims subject only to the Company continuing to make  its pro rata portion (based upon the working interest the Company has earned in the Claims from time to time) of the foregoing advance royalty payments, high grade ore payments as well as those additional royalty payments to MacLean, as set out in section 1 hereof. MacLean acknowledges on his behalf, that the Company has advanced the payment of $3000 on the July 21, 2003 royalty payment.

(iii)

MacLean holds all necessary permits, licenses and authorities to operate his business, to hold title to the Claims and to explore and extract minerals from the Claims.

(iv)

there has been a minimum of $100,000 in exploration expenditures on the Claims in the  three years proceeding the date of this Agreement or the Claims constitute an Advanced Exploration Property as defined in Policy 1.1 of the Exchange;

(v)

the royalty payment, as referred to in the agreement dated December 26, 2002 between Bill Inverarity and MacLean (Appendix A), is only payable in respect of barite ore in excess of 3000 tonnes sold from the high grade Phase 2 target area as previously disclosed in writing to the Company.

(vi)the costs provided in Appendix B are first order estimates of future costs to develop near surface reserves and install a 50 tonne per day barite flotation plant.

(vii)

all of the underlying agreements listed in Appendix A are in good standing and there have been no defaults there under.

(viii)

estimates (derived from analysis of completed Phase 1 work program) will have production of 7000 tonnes of direct ship Barite.

6.

Management Committee

6.1

A Management Committee (the “Management Committee”) shall be established within 14 days of the execution of this Agreement. Except as herein otherwise provided, the Management Committee shall make all decisions in respect of Mining Operations.

6.2

The Company shall appoint two representatives and at least two alternate representatives and MacLean shall appoint one representative and at least one alternate representative to the Management Committee. Alternate representatives may attend all meetings and alternate representatives may act for a party's representatives in their absence.

6.3

The Operator (as hereinafter defined) shall call Management Committee meetings at least once every 6 months, and, in any event, within 14 days of being requested to do so by any two representatives.

6.4

The Operator shall give notice, specifying the time and place of, and the agenda for, the meeting, to all representatives at least seven days before the time appointed for the meeting.

6.5

Notice of a meeting shall not be required if representatives of all the parties are present and unanimously agree upon the agenda.

6.6

A quorum for any Management Committee meeting shall consist of all the representatives or their appointed alternates of the parties. If a quorum is present at the meeting, the Management Committee shall be competent to exercise all of the authorities, powers and discretion herein bestowed upon it hereunder. If a quorum is present at the commencement of the meeting, the quorum need not be present throughout the meeting.

6.7

No business shall be transacted at any meeting unless a quorum is present. If a quorum is not present within half an hour from the time appointed for a meeting, the meeting shall, at the unanimous election of those representatives who are present be dissolved or be adjourned to the same place but on a date and at a time, to be fixed by those present at the meeting before the adjournment, which shall be not less than 14 days following the date for which the meeting was called. Notice of the adjourned meeting shall be given to the representatives of all parties forthwith after the adjournment of the meeting. If a quorum is not present at the adjourned meeting within half an hour from the time appointed, the representative or representatives present and entitled to attend and vote at the meeting shall constitute a quorum.

6.8

The Management Committee shall decide every question submitted to it by a vote and such voting shall take place as follow s :

1.

if Phase 2 is funded by the Company then the Company’s representatives  shall cast two votes and MacLean ’s representative shall cast one vote ;

2.

if Phase 3 is funded by the Company then the Company’s representatives shall cast two votes and MacLean ’s representative shall cast one vote ;

3.

if Phase 3 is funded by MacLean then his representatives shall cast two votes and the Company ’s representative shall cast one vote ;

4.

if subsequent phases of funding should be required, each party’s respective representative s shall be entitled to cast in the aggregate that number of votes which is equal to its party's undivided percentage interest in the Claims.

The Management Committee shall make all decisions by simple majority of votes cast.

6.9

The representative of the Operator shall be the Chairman of the Management Committee meetings. The Chairman shall be entitled to appoint a secretary for the meeting. The secretary of the meeting shall take minutes of that meeting and circulate copies thereof to each representative.

6.10

The Management Committee may also make decisions by obtaining the consent in writing of the representatives of all parties. Any decision so made shall be as valid as a decision made at a duly called and held meeting of the Management Committee.

6.11

Management Committee decisions made in accordance with this Agreement shall be binding upon all of the parties.

6.12

The Management Committee may, by agreement of the representatives of all the parties, establish such other rules of procedure, not inconsistent with this Agreement, as the Management Committee deems fit provided that such rules shall not in any way alter the number of votes that each party is entitled to at meetings of the Management Committee as determined pursuant to the terms of this Agreement

7

Operator

7.1

MacLean shall act as Operator until such time as he resigns or is removed as Operator pursuant to subsection 7.3.

7.2

The party acting as Operator may resign as Operator on at least 90 days' notice to the Company.

7.3

The Company may remove MacLean as Operator, effective the date designated by the Management Committee, if

(a)

MacLean is found negligent or fails to perform in a competent manner the duties stated in section 8.

(b)

MacLean makes an assignment for the benefit of his creditors, or consents to the appointment of a receiver for all or substantially all of his property, or files a petition in bankruptcy or for a reorganization under the appropriate bankruptcy legislation, or is adjudicated bankrupt or insolvent; or

(c)

a court order is entered, without MacLean's consent;

(i)

appointing a receiver or trustee for all or substantially all of his property; or

(ii)

approving a petition in bankruptcy or for a re-organization pursuant to the appropriate bankruptcy legislation or for any other judicial modification or alteration of the rights of creditors.

7.4

If MacLean resigns or is removed as Operator, the Management Committee shall thereupon select another party to become Operator effective the date established by the Management Committee.

7.5

Upon ceasing to be Operator, the former Operator shall forthwith deliver to the new Operator custody of all assets (the “Assets”) and any books and records pertaining to the A ssets and Claims, which it prepared or maintained in its capacity as Operator. The new Operator shall assume all of the rights, responsibilities, duties and status of the previous Operator as provided in this Agreement. The new Operator shall have no obligation to hire any of the employees of the former Operator.

8

Rights, Duties and Status of the Operator

8.1

The Operator hereunder shall be considered to have the status of an independent contractor. The Operator shall not act or hold himself out as agent for the Company nor make any commitments on the Company’s behalf unless specifically permitted by this Agreement or directed in writing by the Company.

8.2

Subject to any specific provision of this Agreement and subject to it having the right to reject any direction on reasonable grounds by virtue of its status as an independent contractor, the Operator shall perform its duties hereunder in accordance with the directions of the Management Committee and in accordance with this Agreement.

8.3

The Operator shall manage and carry out such Mining Operations as the Management Committee may approve and in connection therewith shall, in advance, if reasonably possible notify the Management Committee of any change in Mining Operations which the Operator considers material and, if it is not reasonably possible, the Operator shall notify the Management Committee as soon thereafter as is reasonably possible.

8.4

The Operator shall have the sole and exclusive right and authority to manage and carry out all Mining Operations and to incur the costs required for that purpose. In so doing the Operator shall, unless it obtains the approval of the Management Committee to do otherwise:

(a)

comply with the provisions of all agreements or instruments of title under which the Claims or Assets are held;

(b)

pay all costs properly incurred promptly as and when due;

(c)

keep the Claims and Assets free of all liens and encumbrances (other than those, if any, in effect on the date this Agreement is effective and binding) arising out of the Mining Operations and, if a lien is filed , proceed diligently to contest or discharge it;

(d)

prosecute claims or, where a defense is available, defend litigation arising out of the Mining Operations, provided that any party hereto may join in the prosecution or defense at its own expense;

(e)

perform such assessment work or make payments in lieu thereof and pay such rentals, taxes or other payments and do all such other things as may be necessary to maintain the Claims in good standing, including, without limiting generality, staking and restaking mineral claims, and applying for licenses, leases, grants, concessions, permits, patents and other rights to and interests in the industrial minerals;

(f)

maintain accounts in accordance with the accounting procedure provided by the Company, provided that the Operator's judgment on matters related to accounting for which provision is not made in the accounting procedure shall govern if its accounting practices are in accordance with Canadian generally accepted accounting principles; and

(g)

perform its duties and obligations hereunder in a sound and workmanlike manner, in accordance with sound mining and engineering practices, and in compliance with all applicable federal, provincial, territorial and municipal laws, by-laws, ordinances, rules and regulations and this Agreement.

9.

Work Programs

9.1

The Operator shall prepare draft Programs for consideration by the Management Committee. Each draft Program shall contain a statement in reasonable detail of the proposed Mining Operations and a budget of costs the (“Costs”) to be incurred except as has already been accepted and defined by the Company and MacLean for Phases 2 and 3 as per Appendix B of this Agreement.

9.2

The Management Committee shall review each draft Program and, if it deems fit, approve the Program with such modifications, if any, as the Management Committee deems necessary. The Operator shall be entitled to an allowance for a cost overrun of 10 percent in addition to any budgeted costs and any costs so incurred shall be deemed to be included in the Program, as approved except where a contingency of 10% or greater has already been included in the budget and approved.

9.3

Notwithstanding subsection 9.1, if, in any year in which there is no Program adopted pursuant to this Agreement, circumstances are such that the Operator must incur costs in order to maintain tenure to the Claims, to satisfy contractual obligations or obligations imposed by law, to prevent waste or to protect life and property (in this subsection 9.3 called "non-discretionary costs"), the Operator shall forthwith propose a program (in this subsection 9.3 called the "mandatory program") to incur those non-discretionary costs and provide each of the members of the Management Committee with one copy thereof. The mandatory program shall be deemed to be approved by the Management Committee and each party hereto shall be obligated to contribute to the non-discretionary costs incurred in proportion to their respective undivided percentage interest in the Claims within 30 days of receipt of the Operator's invoice.

9.4

After completion of Phases 2 and 3, t he Operator shall be entitled to invoice each party hereto for Costs incurred and paid by the Operator based upon each party’s undivided percentage interest in the Claims at the time the Costs were incurred , provided the invoices are no more frequent than monthly. Each invoice shall be signed by some responsible official of the Operator authorized by the Operator. E ach party hereto shall pay t he amount invoiced to it within 30 days of receipt of that invoice.

10

Operators Fees

10.1

The Operator may charge the following sums, as an Operator’s fee in return for services that it provides PRIOR TO the date that the Management Committee elects to accept a Production Notice:

(a)

an O perator retainer of $1000 per month;

(b)

an O perator management fee of $75 per hour after 20 hours worked per month rounded up and to a  maximum of $300 per day on work instigated or approved by the Company; and

(c)

an O perator field fee of $250 per week day and $300 per weekend day payable for each day the Operator is outside the city of Vancouver, B.C. on business instigated or approved by the Management Committee.

10.2

Prior to a P roduction Notice the Company intends to make every effort to maintain the Operator’s fees under $5000 per month and expects the Operator will make his best efforts to establish budgets and time schedules accordingly.

10.3

Operator ’ s fees, as referred to in 10.1 are to be included in Phase 2 total expenditures of    $200,000.

10.4

The Operator may charge the following sums, as an Operator’s fee in return for services that it provides AFTER the date that the Management Committee elects to accept a Production Notice:

(a)

a mine operations management fee (mine & mill construction & operations) of $4,000 per month ; and

(b)

a field fee of $300 per day payable for each day the Operator is outside the city of Vancouver, B. C. on business instigated or approved by the Management Committee .

10.5

The total fees referred to in section 10.4 (a) and (b)combined is to be capped at $8,000 per month.

10.6

Stock options will be granted to the Operator within the guidelines and limitations of the Exchange within 60 days of the Exchange approval of the Qualifying Transaction. Options will be earned and vested as to 50% on successful completion of Phase 2 and 50% on successful completion of Phase 3, in addition to any vesting provisions required by the Exchange.

10.7

Operators fees, as referred to in 10.2 are to be included in Phase 3 total costs of $460,000.

11.

Confidentiality

11.1

The Company agrees to keep confidential all those things, which may be described as trade   secrets relating to the Claims and the business plan prepared to advance the development of the Claims unless otherwise required by the law or the policies of the Exchange to make such information public.

11.2

MacLean acknowledges that the Company is a public company and will be required to make public disclosure concerning the C laims and this Agreement from time to time in accordance with applicable securities legislation. Therefore MacLean agrees to submit all necessary information as requested by the Company with respect to the Claims and th is Agreement in order to prepare any required news releases and regulatory filings .

12.

General

12.1

This Agreement may be executed in counterpart and by fax, each of which shall be deemed to be an original, but this Agreement shall be constituted only by such counterparts together.

12.2

Each of MacLean and the Company shall be responsible for the payment of their respective legal and accounting fees incurred in connection with the Qualifying Transaction and this Agreement.

12.3

The parties shall have the right to assign their respective interests in this Agreement.

12.4

Each party shall provide the other party and their duly appointed representatives with reasonable access to all relevant books, records, files, and title documents in their possession or to which they have access, pertaining to the Claims and this Agreement, in order that each party may satisfy itself as to corporate, financial, and legal matters regarding the other party and such other party’s ownership of assets, as applicable.

12.5

Each party hereto will execute and deliver all documents as shall be reasonably required in order to complete this Agreement.

12.6

Time shall be of the essence of this Agreement.

12.7

If any one or more of the provisions contained herein shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

12.8

This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and assigns subject to authorizations that may be required by the appropriate regulatory authorities.

12.9

This Agreement shall be exclusively governed and construed pursuant to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

13.

Entire Agreement

13.1

This Agreement constitutes the sole and entire agreement between the parties with respect to the subject matter and supersedes and replaces any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

13.2

There are no representations or warranties, express or implied, other than as expressly set forth or referred to herein.

14.

Contract Binding

14.1

This contract shall be effective and binding on the parties hereto once signed by the parties subject only to the approval of all regulatory bodies having jurisdiction in connection with this Agreement and the Claims, including the Exchange and the British Columbia Securities Commission being received on or before November 30, 2003.

IN WITNESS WHEREOF this Agreement was executed by the parties as of the date and year first above written.

ZENA CAPITAL CORP.

Terry Amisano, President
Per

ROCK CREEK MINERALS LTD.

Kevin Hanson, Director
Per

MACLEAN

Byard MacLean
Per

APPENDIX A

Underlying Agreements

Agreement December 26, 2002 Bill Inverarity and Byard MacLean

Assignment Agreement December 27, 2002, Bill Inverarity, Byard MacLean and Donna Gail Miller

Rock Creek Property Lapin Barite Property Option Agreement December 26, 2002, Donna Gail Miller and Bill Inverarity and Appendix A thereto.

Amending  Agreement dated as at April 12, 2003

APPENDIX B

Phases 1, 2 and 3 Cost Estimates

PHASE I - Due Diligence				PHASE III - 50 tonnes Barite/Day
Property Payment	$10,000
Trenching	$4,000			MINE CAPITAL		$225,000
Drilling	$6,000
Geophysics	$4,000			Equipment		$150,000
Project Management	$5,000			Development		$75,000
Professional Analysis	$1,000

Subtotal	$30,000
Success Follow-up	$10,000			MILL CAPITAL		$225,000

PHASE I - Total		$40,000		Crusher		$10,000
				Grinding Mill		$30,000
PHASE II - Test Marketing/Ore Development				Flotation		$30,000
TEST MINING	$/T	$total		Thickener		$10,000
				Filter		$5,000
Bauer Mill Purchase		$25,000		Dryer		$15,000
Mining	$10			Bagger		$15,000
Interim Haulage	$5			Pumps & Piping		$10,000
Contract Crushing	$7			Electrics		$15,000
Milling	$10			Installation		$50,000
Bagging/Palletting	$20
Delivery	$35			total		$415,000
			per
total	$87	$104,400	1200	CONTINGENCY	11%	$45,000
			tonnes	PROPERTY ROYALTY PAYMENT		$90,000
ORE DEVELOPMENT				PHASE III - Total		$550,000

Linecutting etc.	$2,000
Gravity Survey	$4,000
Trenching	$6,000
Drilling	$16,000
Mob/Demob	$3,000
Professional Analysis	$3,000
Subtotal	$34,000

Success Follow-up	$14,000
total		$48,000

		$177,400

CONTINGENCY	13%	$22,600

PHASE II - Total		$200,000

APPENDIX C

NET PROFITS ROYALTY

Pursuant to the attached Agreement, Net Profits  shall be paid and shall be calculated as follows:

The Company shall establish the Royalty Account to which it shall debit (credit):

(i)

Revenue

(ii)

Pre-production Expenditures;

(iii)

Working Capital;

(iv)

Operating Losses;

(v)

Operat ing Cost s

(vii)

Post-production Capital Expenditures;

(viii)

Interest Charges; and

(ix)

Reserve Charges.

The foregoing being the “Net Profits”.

The Company shall apply Net Profits first to reduce the amounts debited to the Royalty Account.  While there is any debit balance in the Royalty Account, the Company shall retain Net Profits.  Whenever the Royalty Account shows no debits, Net Profits in an amount equal to the credit balance in the Royalty Account shall be distributed to in an amount equal to the applicable Net Profits Royalty, and the balance to the Company.

The Company shall debit or credit amounts to the Royalty Account, whichever is applicable, on a monthly basis and distribution of Net Profits shall be made on an interim basis within twenty days of the end of each month.  A final settlement of the distribution of Net Profits shall be made within 90 days of the end of each calendar year.  The Company shall be entitled to deduct any overpayment of Net Profits as revealed in the annual calculation for purposes of the final settlement from future payments due. Any under payment shall be paid by the Company forthwith.

Terms which are defined in the Agreement shall have the same defined meaning in this Appendix and the following words, phrases and expressions shall have the following meanings:

Royalty Account

The Royalty Account is the account to be established by the Company for purposes of calculating the amount of Net Profits Royalty.

Pre-production Expenditures

Pre-production Expenditures for the purpose of calculating Net Profits , means all money provided and spent by the Company on the Claims prior to the commencement of Commercial Production.  Without limiting the generality of the foregoing, Pre-production Expenditures shall include all money provided and spent by the Company exploring, developing and equipping the Claims for production; completing f easibility Reports; maintaining the Claims in good standing; constructing all facilities necessary to commence Commercial Production on the Claims; constructing and acquiring infrastructure or facilities off the Claims but required for Commercial Production; and on making any other expenditures related to the achievement of Commercial Production.  The Company shall be entitled to include as a Pre-production Expenditure a reasonable charge for management and administration not to exceed ten percent (10%) of all other p re-exploration Expenditures, which shall be computed quarterly and charged to the Royalty Account at the end of each calendar year.

Working Capital

Working Capital means all monies spent by the Company for working capital prior to the date when C ommercial P roduction on the Claims generates sufficient revenue to satisfy working capital requirements.

Operating Losses

Operating Losses means, in any month after the commencement of C ommercial P roduction, the amount by which Operating Costs exceed Revenue.

Operating Costs

Operating Costs means all costs of C ommercial P roduction categorized as “Operating” costs by generally accepted accounting practice including all taxes, royalties and other levies except for federal and provincial corporate income taxes but not including any charges for depreciation, deletion or amortization.  Operating Costs shall also include a reasonable charge for administration and management not to exceed 10% of all other Operating Costs.

Revenue

Revenue means the amount of money received by the Company for the sale of minerals from the Claims, the cost of which has been previously charged to the Royalty Account.

Post-production Capital Expenditures

Post-production Capital Expenditures means all expenditures made by the Company to acquire or construct assets having a useful life o f more than one year or on development or expansion of a mine or other production facilities the cost of which would be charged on a unit of production basis in accordance with generally accepted accounting principles.

Interest Charges

Interest Charges means an amount obtained by applying the Prime Rate established from time to time by the Bank of Montreal at the time the calculation is made plus one percent (1%) to the month end debit balance in the Royalty Account.  The amount so obtained shall be debited to the Royalty Account at the time of calculation.

Reserve Charges

Reserve Charges means an amount to be established by estimating the cost of rehabilitation and environmental costs which will have to be spent after C ommercial P roduction has terminated and charging a portion of that cost monthly to the Royalty Account over a reasonable period of time commencing no sooner than five years prior to the termination of C ommercial P roduction.

APPENDIX D

CLAIMS

The following claims are located in the Greenwood Mining Division, near the village of Bridesville, British Columbia and are centered approximately at Latitude 49 01’ 45” North and Longitude 119 07’ 0” West on NTS map sheet 82E/3E:

Claim Name	Tenure Number	Number of Units	Expiry Date
Hap 1	320128	1	2003-10-15
Hap 2	320129	1	2003-10-15
Hap 3	320130	1	2003-10-15
Hap 4	320131	1	2003-10-15
Hap 5	320132	1	2003-10-15
Rock 1	317602	1	2003-10-15
Rock 2	317603	1	2003-10-15
Rock 3	317604	1	2003-10-15
Rock 4	317605	1	2003-10-15
Rock 5	317606	1	2003-10-15
Ket 4	390215	1	2003-10-15
Ket 5	390216	1	2003-10-15
Total		12 units

AREA OF INTEREST

In addition to the Claims listed above, any mineral claims acquired by MacLean or any parties to the agreements referred to in Schedule A, which are within 500 meters of any claim listed above while this Option Agreement is in force, then such mineral claims or interest shall forthwith become part of this Agreement and be subject to the terms hereof.